EXHIBIT 99.2

Notice of Change in Corporate Structure
Pursuant to Section 4.9 of National Instrument 51-102
Item 1	Names of the Parties to the Transaction

Old PSG Wind-down Ltd. (formerly, Performance Sports Group Ltd.) (the “Company”), the North American subsidiaries of the Company, 9938982 Canada Inc., and the designated purchasers party thereto.

Item 2	Description of the Transaction

Effective as of February 27, 2017, the Company consummated the sale of substantially all of the assets of the Company and its North American subsidiaries (the “Sellers”), including its European and global operations, pursuant to an asset purchase agreement, dated as of October 31, 2016, as amended (the “Agreement”), by and among the Sellers, 9938982 Canada Inc., an acquisition vehicle co-owned by affiliates of Sagard Holdings Inc. and Fairfax Financial Holdings Limited (the “Purchaser”), and the designated purchasers party thereto.

The transaction was the culmination of the process commenced by the Sellers pursuant to creditor protection proceedings launched on October 31, 2016 in the Ontario Superior Court of Justice under the Companies’ Creditors Arrangement Act, and in the U.S. Bankruptcy Court for the District of Delaware under Chapter 11 of Title 11 of the United States Bankruptcy Code, as amended.

The Company conducted a court-supervised sale and auction process as part of its Canadian and U.S. court proceedings. The bid made by the Purchaser served as the “stalking horse” bid for purposes of the process and was ultimately determined to be the successful bid in accordance with the related court approved bidding procedures.

In accordance with, and pursuant to, the terms and conditions of the Agreement, the Company has changed its name to “Old PSG Wind-down Ltd.” from “Performance Sports Group Ltd.” effective as of March 20, 2017.

The foregoing description of the Agreement and the transactions contemplated thereby are qualified in their entirety by reference to the Canadian and U.S. court proceedings, the Agreement and the Company’s filings, which are available on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Item 3	Effective Date of the Transaction

February 27, 2017.

Item 4	Names of each Party, if any, that ceased to be a Reporting Issuer after the Transaction and of each Continuing Entity.

Not applicable.

Item 5	Date of the Reporting Issuer’s First Financial Year-End Subsequent to the Transaction

Not applicable.

Item 6	Periods, Including Comparative Periods, if any, of the Interim and Annual Financial Statements Required to be Filed for the Reporting Issuer’s First Financial Year Subsequent to the Transaction

Not applicable.

Item 7	Documents filed under NI 51-102 that describe the transaction and where they can be found in electronic format

Not applicable.

Dated:  March 21, 2017.